Exhibit 99.1
Fresh Tracks Therapeutics Reports Fourth Quarter and Full Year 2022
Financial Results and Provides Corporate Update
Positive topline results from single and multiple ascending dose parts of the Phase 1 study of FRTX-02 support its continued development as a potential first-in-class, once-daily oral treatment for atopic dermatitis and/or other autoimmune diseases
Continuing to evaluate strategic options to further develop FRTX-02 and maximize shareholder value
Raised aggregate net proceeds of $6.6 million under ATM program in March 2023
BOULDER, CO — March 30, 2023 — Fresh Tracks Therapeutics, Inc. (the “Company” or “Fresh Tracks”) (Nasdaq: FRTX), a clinical-stage pharmaceutical company striving to transform patient lives by developing innovative and differentiated prescription therapeutics for the treatment of autoimmune, inflammatory, and other debilitating diseases, today announced financial results for the fourth quarter and full year ended December 31, 2022 and provided a corporate update.
“We are pleased with the progress made in advancing our development of FRTX-02 over the past year. The results from Part 1 of our first-in-human Phase 1 study demonstrate the potential of FRTX-02 as a generally safe and well-tolerated, once-daily oral treatment for a broad range of autoimmune and inflammatory diseases,” commented Andrew Sklawer, President and Chief Executive Officer of Fresh Tracks. “We believe the Phase 1 topline results support the continued development of FRTX-02. As we plan out our path forward, we have initiated the comprehensive process previously disclosed, to explore and evaluate strategic options to progress the development of our novel pipeline of potential treatments for autoimmune, inflammatory, and other diseases, including FRTX-02, with the goal of maximizing shareholder value.”
Research and Development Highlights
FRTX-02: a potential first-in-class DYRK1A inhibitor for the treatment of autoimmune and inflammatory diseases
•Announced in early March 2023 positive topline results from Part 1 of the Phase 1 clinical trial of FRTX-02, which is a randomized, double-blind, placebo-controlled study designed to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of FRTX-02 capsules in healthy subjects, which included single and multiple ascending dose assessments of FRTX-02 or placebo in healthy adult subjects.
•Topline results support the continued development of FRTX-02 as a potential first-in-class, once-daily oral treatment for atopic dermatitis and/or other autoimmune diseases.
FRTX-10: a covalent Stimulator of Interferon Genes (STING) inhibitor candidate for the potential treatment of autoimmune, inflammatory, and rare genetic diseases
•Continued to progress the preclinical IND-enabling development activities of FRTX-10.
Recent Corporate Highlights
Evaluation of Strategic Options
As previously announced on March 7, 2023, the Company’s board of directors (“Board”) and executive management team have approved and are conducting a comprehensive process to explore and evaluate strategic options to progress the development of its novel pipeline of potential treatments for autoimmune, inflammatory, and other diseases with the goal of maximizing shareholder value. Potential strategic options to be explored or evaluated as part of this process may include, but are not limited to, a financing, sale or licensing of assets, acquisition, merger, business combination, and/or other strategic transaction or series of related transactions involving the Company. Fresh Tracks does not expect to disclose developments with respect to this process until the evaluation of strategic options has been completed or until the Board has concluded disclosure is appropriate or legally required. MTS Health Partners, LP has been retained as the Company’s exclusive financial advisor to assist in this review process.
Sales of Common Stock
In March 2023, the Company sold 2,887,535 shares of its common stock under an at-the-market equity offering program (“ATM”) at a weighted-average price of $2.34 per share, for aggregate net proceeds of approximately $6.6 million.
Sofpironium Bromide
In the second quarter of 2022, Fresh Tracks entered into an asset purchase agreement (“APA”) with Botanix SB Inc., a subsidiary of Botanix Pharmaceuticals Limited (“Botanix”). Under the terms of the APA, Botanix acquired and assumed control of rights, title, and interests to assets primarily related to the proprietary compound sofpironium bromide that were owned and/or licensed by us or Brickell Subsidiary, Inc. in exchange for an upfront payment, near-term regulatory milestone payments, and sales-based milestone payments, as well as tiered earnout payments on net sales of sofpironium bromide gel. In connection with the sale of sofpironium bromide, Fresh Tracks and Botanix entered into a transition services agreement (“TSA”) whereby Fresh Tracks provides consulting services as an independent contractor to Botanix in support of and through filing and approval of the U.S. new drug application (“NDA”) for sofpironium bromide gel, 15%.
In December 2022, the U.S. Food and Drug Administration (“FDA”) accepted the NDA submission by Botanix for sofpironium bromide gel, 15%, which was a milestone upon which Fresh Tracks received a milestone payment of $2.0 million from Botanix. In November 2022, Fresh Tracks paid its former licensor of sofpironium bromide $1.0 million in cash in lieu of issuing $1.0 million in shares of its common stock as originally provided for under a license agreement. In March 2023, Botanix reported that the FDA’s mid-cycle review is expected to be completed soon and that it expects the FDA’s decision on the NDA submission in the third quarter of 2023.
Fourth Quarter and Full Year 2022 Financial Results
The Company reported cash and cash equivalents of $8.7 million as of December 31, 2022, compared to $26.9 million as of December 31, 2021. The Company expects its cash and cash equivalents as of December 31, 2022, combined with $6.6 million in net proceeds received in March 2023 from sales of the Company’s common stock under its ATM program, will be sufficient to fund its operations for at least the next 12 months.
Revenue was $2.1 million for the fourth quarter of 2022, compared to $0.1 million for the fourth quarter of 2021. Revenue was $6.9 million for the year ended December 31, 2022, compared to $0.4 million for the year ended December 31, 2021. Revenue in 2022 primarily consisted of contract revenue recognized under the APA and TSA with Botanix, while revenue in 2021 was driven by royalty revenue earned on a percentage of net sales of ECCLOCK® (sofpironium bromide gel, 5%) in Japan under a licensing agreement with Kaken Pharmaceutical Co., Ltd. Contract revenue in 2022 consisted of upfront payment of $3.0 million, a milestone payment of $2.0 million, fees for consulting services the Company provided to Botanix of $0.8 million, reimbursed development expenditures of $0.6 million, and sublicense income of $0.4 million.
Research and development expenses were $2.6 million for the fourth quarter of 2022, compared to $3.1 million for the fourth quarter of 2021. Research and development expenses were $14.0 million for the year ended December 31, 2022, compared to $28.2 million for the year ended December 31, 2021, which was driven primarily by lower clinical expenses of $16.6 million related to sofpironium bromide and lower personnel and other unallocated expenses of $0.5 million, partially offset by increased costs related to our STING inhibitor platform of $2.2 million and increased costs related to our DYRK1A inhibitor program of $0.7 million.
General and administrative expenses were $4.0 million for the fourth quarter of 2022, compared to $3.3 million for the fourth quarter of 2021. General and administrative expenses were $14.4 million for the year ended December 31, 2022, compared to $12.4 million for the year ended December 31, 2021. The annual increase of $2.0 million was primarily related to increased expenses in 2022 of $1.9 million in payments to a former licensor and higher legal and compliance fees of $0.4 million, partially offset by lower compensation-related expenses of $0.2 million and lower other general administrative expenses of $0.1 million.
The Company’s net loss was $4.5 million for the fourth quarter of 2022 compared to $6.1 million for the fourth quarter of 2021. Net loss was $21.1 million for the year ended December 31, 2022, compared to $39.5 million for the year ended December 31, 2021.

No Quarterly Conference Call
In consideration of the Board and management team’s ongoing process of exploring and evaluating strategic options to progress the development of the Company’s novel pipeline, Fresh Tracks’ management has decided not to host a conference call to discuss its fourth quarter and full year 2022 financial results. Additional details regarding the financial results for the full year 2022 and corporate update can be found in the Company’s Annual Report on Form 10-K.
About Fresh Tracks Therapeutics
Fresh Tracks Therapeutics is a clinical-stage pharmaceutical company striving to transform patient lives through the development of innovative and differentiated prescription therapeutics. The Company’s pipeline aims to disrupt existing treatment paradigms and features several new chemical entities that inhibit novel targets with first-in-class potential for autoimmune, inflammatory, and other debilitating diseases. This includes FRTX-02, a potent, highly selective, and orally bioavailable potential first-in-class DYRK1A inhibitor that is currently being evaluated in a first-in-human Phase 1 clinical trial, FRTX-10, a novel, preclinical-stage oral STING inhibitor, and a platform of next-generation DYRK, LRRK2, TTK, and CLK inhibitors. Fresh Tracks’ executive management team and Board have a proven track record of leadership across early-stage research, product development, and global commercialization, having served in leadership roles at large global pharmaceutical and biotech companies that successfully developed and/or launched first-in-class products, some of which have achieved iconic status, including Cialis®, Taltz®, Gemzar®, Prozac®, Cymbalta®, Juvederm®, Pluvicto®, and sofpironium bromide. The Company’s strategy is to align this experience and clear vision to explore beyond the limitations of current therapies by identifying, pursuing, and developing next-generation therapeutics that can be groundbreaking in their ability to help millions of people struggling with autoimmune, inflammatory, and other debilitating diseases. For more information, visit https://www.frtx.com.
Cautionary Note Regarding Forward-Looking Statements
Any statements made in this press release relating to future financial, business, and/or research and development, investigational, preclinical, or clinical performance and potential, conditions, plans, prospects, impacts, shifts, trends, progress, or strategies and other such matters, including without limitation, Fresh Tracks’ strategy; future operations; future potential; future financial position; future liquidity; future revenue; territorial focus; projected expenses; results of operations; the anticipated timing, scope, design, results, possible impact of, and/or reporting of data of ongoing and future nonclinical and clinical trials involving FRTX-02 and any other products; intellectual property rights, including the acquisition, validity, term, and enforceability of such; the expected timing and/or results of regulatory submissions and approvals; the expected receipt of contingent payments and the timing thereof; and prospects for treatment of patients and commercializing (and competing with) any product candidates for any disease by Fresh Tracks or third parties, or research and/or licensing collaborations with, or actions of, its partners, including in the United States, Japan, South Korea, or any other country, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “might,” “show,” “topline,” “positive,” “announce,” “anticipate,” “advance,” “reflect,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “will,” evaluate,” “advance,” “excited,” “aim,” “strive,” “help,” “progress,” “meet,” “support,” “select,” “initiate,” “look forward,” “promise,” “provide,” “commit,” “best-in-class,” “first-in-class,” “standard-of-care,” “on track,” “opportunity,” “disrupt,” “reduce,” “restore,” “demonstrate,” “suggest,” “attenuate,” “imply,” “induce,” “regulate,” “dampen,” “target,” “shift,” “disrupt,” “restore,” “suggest,” “attenuate,” “reinforce,” “imply,” “induce,” “attain,” “regulate,” “dampen,” “inhibit,” “target,” “shift,” and similar expressions and their variants, as they relate to Fresh Tracks or any of Fresh Tracks’ investigational products, partners, or third parties, may identify forward-looking statements. Fresh Tracks cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly, and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including without limitation, research results and data that do not meet targets; study limitations, including small sample sizes and the enrollment of only healthy patients; data variability; expectations or regulatory approval requirements; ability to obtain adequate financing for (i) product development, (ii) clinical trials, (iii) regulatory submission(s), and (iv) any future commercialization; ability to acquire, maintain, and enforce intellectual property rights; potential delays or alterations in (i) product development, (ii) trials of any type, and (iii) regulatory submission and reviews; changes in law or policy; litigation; regulatory agency actions, feedback, or requests; supply chain disruptions; unanticipated demands on cash resources; interruptions, disruption, or inability by Fresh Tracks, its partners, or third parties to obtain or supply (i) research material, (ii) raw materials, and/or (iii) product anywhere, or secure essential services, in the world; the outcome of and reaction to Fresh Tracks’ current and planned preclinical and clinical trials across its portfolio of assets and for the SAD/MAD portion of this Phase 1 study on FRTX-02; the inability or delay of third parties to achieve the regulatory and sales-based events under Fresh Tracks’ agreements with them, or their lack of funds, resulting in Fresh Tracks not receiving additional or full payments due from them, especially related to the sale and assignment of Fresh Tracks’ ownership of sofpironium bromide; and other risks associated with (i) developing and obtaining regulatory approval for, and commercializing, product candidates, (ii) raising additional capital, and (iii) maintaining compliance with Nasdaq listing requirements.
Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained in Fresh Tracks’ filings with the United States Securities and Exchange Commission, which are available at https://www.sec.gov (or at https://www.frtx.com). The forward-looking statements represent the estimates of Fresh Tracks as of the date hereof only. Fresh Tracks specifically disclaims any duty or obligation to update forward-looking statements.
Fresh Tracks Therapeutics, Inc.
Investor Contact:
Dan Ferry
LifeSci Advisors
(617) 430-7576
daniel@lifesciadvisors.com

Fresh Tracks Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue
Contract revenue	$2,050	$—	$6,851	$—
Royalty revenue	—	104	92	404
Total revenue	2,050	104	6,943	404
Operating expenses:
Research and development	2,605	3,119	14,043	28,231
General and administrative	4,038	3,290	14,434	12,417
Total operating expenses	6,643	6,409	28,477	40,648
Loss from operations	(4,593)	(6,305)	(21,534)	(40,244)
Other income	69	242	441	839
Interest expense	(3)	(4)	(9)	(69)
Net loss attributable to common stockholders	$(4,527)	$(6,067)	$(21,102)	$(39,474)
Net loss per common share attributable to common stockholders, basic and diluted	$(1.50)	$(2.53)	$(7.51)	$(22.12)
Weighted-average shares used to compute net loss per common share attributable to common stockholders, basic and diluted	3,013,184	2,401,776	2,808,075	1,784,791

Fresh Tracks Therapeutics, Inc.
Selected Financial Information
Condensed Consolidated Balance Sheet Data
(amounts in thousands)
(unaudited)

	December 31,
	2022	2021

Cash and cash equivalents	$8,680	$26,884
Prepaid expenses and other current assets	1,403	2,716
Total assets	10,271	29,717
Total liabilities	3,077	4,810
Total stockholders’ equity	7,194	24,907